UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2015

Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1225 Old Highway 8 Northwest
St. Paul, Minnesota 55112-6416
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, on May 8, 2014, Cardiovascular Systems, Inc. (the “Company”) received a letter from the U.S. Attorney’s Office for the Western District of North Carolina (the “Department of Justice”) stating that it is investigating the Company to determine whether it had violated the False Claims Act (“FCA”), and on July 8, 2015, the complaint underlying the Department of Justice’s investigation, which was filed by Travis Thams (the “relator”), was unsealed.

The Company’s response to the relator’s complaint was due on January 4, 2016. On December 14, 2015, the United States District Court for the Western District of North Carolina, Charlotte Division, granted the Company’s motion to extend the time to file a response to the complaint. The Company’s response to the complaint is now due on March 25, 2016.

The government has the option to intervene in an FCA case and take over the prosecution if it concludes that the claims have merit. As of the date hereof, the Department of Justice has not chosen to intervene in this case. The Company continues to cooperate with the Department of Justice in its investigation and is discussing the allegations in the case and possible resolution with the government.

The Company maintains rigorous policies and procedures to promote compliance with the FCA and other regulatory requirements and intends to vigorously defend this lawsuit. However, the Company cannot predict when the Department of Justice’s investigation or this litigation will be resolved, the outcome of the investigation or this litigation, or the potential impact of either on the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2015

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley Chief Financial Officer